Exhibit 10.67

Mortgage Agreement

Number: 2009 Nian 6310517131 Di Zi No. 003

Mortgagor: Henan Shuncheng Group Coal Coke Co., Ltd.
Number of Business License: 410522110001012
Legal Representative/Principal: Wang Xinshun
Domicile: the county of Anyang, the town of Tongye
Postcode: 456141
Financial Institution of opening an account and the account number: Bank of China, sub-branch of Huo
Telephone: 0372-5608958
Fax: 0372-5608472

Mortgagee: Bank of China Anyang Branch
Legal Representative/Principal: Shilei
Domicile: Wengfeng Avenue, the city of Anyang
Postcode: 455000
Telephone: 0372-2926786
Fax: 0372-2926786

To guarantee the fulfillment of debt under the “Principal Agreement” as stipulated in Article 1 hereunder, the Mortgagor are willing to provide mortgage for benefit of the Mortgagee, the Agreement is enacted by equal negotiation by and between two parties hereto. Unless as otherwise provided herein, terms hereof shall be interpreted in accordance with the Principal Agreement.

Article 1	Principal Agreement

The Principal Agreement of the Agreement is:

RMB Loan Agreement (short term) (Agreement Number: 2009 Nian 6310517131 Zi NO. 003) and its amendment or supplement signed between the Creditor and Henan Shuncheng Group Coal Coke Co., Ltd.

Article 2	Principal Credit

Creditor’s Rights under the Principal Agreement constitute the Principal Credit hereof, including principal, interests (including legal interest, Agreement interest, compound interest, default interest), liquidated damages, compensation, fees to realize the Creditor’s Rights (including but not limited to legal fees, lawyer's fees, notarization fees, enforcement fees), losses caused to the Creditor due to the Debtor’s breach of Agreement and other dues.

Article 3	Collateral

The conditions about the collateral refer to the annex of Collateral List.

During the period of mortgage, in case the collateral is damaged, lost or imposed, the mortgagee may has the priority of compensation from the obtained insurance benefit, compensation payment or compensatory payment. If the performance period of principal credit is not expired, these obtained insurance benefit, compensation payment or compensatory payment may be drawn for custody.

Article 4	Mortgage Registration

If mortgage registration is needed legally, the mortgagor and mortgagee shall deal with the mortgage registration procedures with the relevant departments within fifteen (15) days after signing this Agreement.

On condition that the registered matters have been changed and the amendment of registration shall be needed, the mortgagor and mortgagee shall take the procedures of amendment of registration in relevant departments with five (5) days after the matters changed.

Article 5	Possession and Custody of Collateral

The collateral herein is possessed by and under custody of the mortgagor, but the documents of title shall be taken by the mortgagee. The mortgagor agrees to accept at any time and coordinate effectively with the mortgagee and its appointed institution and individuals to check the collateral.

The mortgagor shall hold, maintain and keep the collateral appropriately, and take effective measures to ensure the safety and completeness of the collateral. If the collateral needs to be repaired, the mortgagor shall take measures promptly and pay for it.

The mortgagor shall not entirely or partially transfer, rent, lend, contribute in the form of material object, reform, rebuild or any other manners to dispose the collateral without the written consent of the mortgagee. The obtained payment after disposing the collateral shall discharge the claims in advance or be drawn to the third party appointed by the mortgagee.

Article 6	Disposition as of Decrease of the Collateral’s Value

Before the principal credit herein is paid off completely, in case the behavior of the mortgagor is sufficient to decrease the property value of the collateral, the mortgagee is entitled to request the mortgagor to stop its behavior. If the property value has been reduced, the mortgagee is entitled to request the mortgagor to make up for the value, or provide for other guarantee which is equal to the reduced value and approved by the mortgagee. If the mortgagor does not make up for the value or provide for the collateral, the mortgagee has the right to request the debtor to discharge the debt in advance. On the condition that the debtor does not discharge the debt in accordance with the request, the mortgagee is entitled to perform the hypothec.

If the collateral gets lost or its value is reduced due to nature disaster, accidents, infringement acts or other reasons, the mortgagor shall take measures promptly to prevent the enlargement of loss and inform the mortgagee immediately in written form.

Article 7	Fruits

If the debtor does not perform the due debt or other conditions herein which enforce the hypothec occurred, and such results in the sequestration of the collateral by the people’s court, the mortgagee has the right to receive this guaranteed property’s natural fruits or legal fruits from the date of sequestration, however excluded is the condition that the mortgagee does not inform the obligor who shall pay off the legal fruits.

The fruits aforesaid shall be first used to pay the expenses arising from receiving the fruits.

Article 8	Insurance Over the Collateral

The mortgagor shall arrange the insurance for the collateral with an insurance company which determined through the negotiation with the mortgagee in accordance with the insurance type and term determined by the parties. The insured amount shall not less than the assessed value of the collateral and the content of insurance list shall be in accordance with the request of the mortgagee and shall not add the limited conditions in the prejudice of the benefit of the mortgagee.

Before the principal credit herein is paid off completely, the mortgagor shall not intermit, terminate, modify or amend the insurance list in any reason, and shall take every reasonable and necessary measure to make sure that the insurance herein is valid. If the mortgagor does not arrange the insurance or break the said Agreement, the mortgagee has the right to decide to arrange the insurance or continue to arrange the insurance for the collateral, while the insurance fee shall be born by the mortgagor and is calculated into the principal credit with the possible resulting damage to the mortgagee jointly.

With thirty (30) days after signing this Agreement, the mortgagor shall provide the mortgagee for the original of insurance list of this collateral and transfer to the mortgagee the right of claim to insurance benefit due to the occurrence of insurance affairs. Before the principal credit herein is paid off completely, the original of the insurance list is kept by the mortgagee.

Article 9	the Occurrence of the Guaranteed Liability

If the debtor/party to be guaranteed does not discharge the debt to the mortgagee in any normal or advanced payment date, the mortgagee is entitled to enforce the hypothec in accordance with the law or this Agreement.

The aforesaid normal payment date refers to the date of repaying the capital, paying for the interest or any other payment to the mortgagee in accordance with the Agreement by the debtor/guarantee. The aforesaid advanced payment date refers to the date proposed by the debtor/guarantee and agreed by the mortgagee and the date of drawing the capital and interest/or any other payments in advance requested by the mortgagee to the debtor/guarantee in accordance with the Agreement.

Article 10	the Enforcement Term of Hypothec

After the occurrence of the guaranteed liability, the mortgagee shall enforce the hypothec during the statute of limitation of the principal credit.

If the principal credit is paid off by installments, the mortgagee shall enforce the hypothec before expired date of the statute of limitation computed from the date of last installment of claim.

Article 11	Realization of Hypothec

After the occurrence of the guaranteed liability, the mortgagee is entitled to consult with the mortgagor to discount the collateral or discharge the principal credit in priority by using the payment from auctioning or disposing of the collateral. If negotiation fails, the mortgagee is entitled to legally request the people’s court to auction or dispose the collateral.

The payment obtained by disposing the collateral will be paid off the principal credit after being paid for the expense of disposition and the expense herein paid to the mortgagee by the mortgagor.

If there exists any other guarantee related to the principal credit out of this Agreement, it shall not affect any right and its performance of the mortgagee herein and the mortgagee shall not defend against the mortgagee based on this ground.

Article 12	Relation between the Agreement and Principal Agreement

In case two parties to the Principal Agreement terminate or make the Principal Agreement due ahead of the schedule, the Mortgagor shall take the collateral liability for interest of the Principal Credit in effect according to the Principal Agreement.

Two parties to the Principal Agreement agree to change the Principal Agreement, except for circumstances of change of currency, interest rate, amount, term, and others leading to amount of Principal Credit increased, or to extend the fulfillment period thereof, the Mortgagor shall take collateral responsibility for the changed Principal Agreement.

In circumstances that the Mortgagor’s consent are necessary, and if there is no written consent from the Mortgagor or the Mortgagor refuses to issue a written consent, the Mortgagor shall not take collateral liability for the increased amount of Principal Credit and the collateral period shall be the original period if extending the fulfillment period of the Principal Agreement.

Article 13	Representation and Warrant

The Mortgagor represents and warrants as follows:

1.	The Mortgagor is legally established and exists in good standing; the Mortgagor has the utter capability to execute and perform this Agreement.

2.
The mortgagor ensures that there is no other co-owner, or it has co-owners but the mortgagor has got all the co-owners’ written consents. The mortgagor promises that the written consents are delivered to the mortgagee before signing this Agreement.

3.
The Mortgagor fully understands the content of the Principal Agreement; the execution and performance of this Agreement is based on the Mortgagor’s real intent and free will while the Mortgagor has already obtained all the legal and valid authorization as required by its Articles of Association or other inner management files.

If the Mortgagor is a company, the Collateral hereof has already been passed by the board of directors and shareholders meeting according to the provisions of its Articles of Association; If the there are limitation provisions applicable to the guaranteed total amount and separate collateral amount in the Articles of Association, the collateral hereof shall not exceed the stipulated limit.

Legal representative or authorized representative signing the Agreement on behalf of the Mortgagor shall sign this Agreement with legal, valid authorization from the company; execution and performance of this Agreement shall not cause the Mortgagor breach any Agreements, agreements or other legal documents constraining the Mortgagor.

4.	The Mortgagor shall provide all the accurate, real, complete and valid documents and materials to the Debtor;

5.	The mortgagor does not conceal any guaranteed interest existed on the collateral till the date of signing this Agreement from the mortgagee.

6.	If a new guaranteed interest is set on the collateral, the collateral is sealed up or involved in significant litigation or arbitration cases, the mortgagor shall inform the mortgagee promptly.

7.
If the collateral is the construction in progress, the mortgagor promises that there is no priority of compensation of a third person; if there is, the mortgagor promises to have the third person give a written statement of giving up the priority of compensation and gives to the mortgagee for custody.

Article 14	Wrongs in Conclusion of Agreement

After this Agreement is concluded, due to the mortgagor refuses or delays to deal with the mortgage registration or other reasons of the mortgagor, the Agreement cannot take effect and the hypothec cannot be set validly, which constitute the wrongs in conclusion of Agreement. The mortgage shall take the liability of damages for the resulting loss of the mortgagee.

Article 15	Disclosure of the Inner Related Parties of the Group and Related Transaction

Two parties agree to adopt the second paragraph hereunder:

1.
The Mortgagor doesn’t belong to the group customer determined by the Creditor according to Guidelines to the Risk Management of Giving Credit of the Commercial Bank Group Customers,( ‘Guidelines’ for short)

2.
The Mortgagor belongs to the group customer determined by the Creditor according to Guidelines, the Mortgagor shall report to the Creditor the related transaction with an mount more than 10% of its net asset in a timely manner according to Article 17 of Guidelines, including the relation among transaction parties, transaction items and nature of the transaction, transaction amount or its proportion, pricing policies (including transaction without any price or only with nominal amount).

Article 16	Breach and its Disposition

The Mortgagor shall constitute a breach by one of the following circumstances:

1.
The mortgagor breaks the provisions herein, and transfers, leases, lends, contributes in the form of material object, reforms, rebuilds or any other manners to dispose the collateral without authority;

2.	The mortgagor prevents the mortgagee in any manners from disposing the collateral in accordance with the law and provisions herein;

3.	The conditions of reduction of the collateral’s value said in Article 6 herein occurs and the mortgagor is not in accordance with the mortgagee’s request to provide for the relevant guarantee;

4.	The statement of the mortgagor is fraudulent or breaks its promises herein;

5.	The mortgagor breaks the other provisions herein with regard to the rights and obligations of the parties;

6.	The mortgagor stops the business or the affairs of dismiss, revocation and bankruptcy occur.

7.	There happens breach of any Agreement among the Mortgagor and the Creditor or other institutions such as Bank Of China Limited.

In case there occurs any breach as above mentioned, then the Creditor is entitled to adopt following measures respectively or jointly as of each separate circumstance:

1.	Require the Mortgagor to correct the breaches within a time limit and fulfill the collateral liability timely;

2.	Decrease, suspend or terminate the line of credit to the Mortgagor totally or partly;

3.	Suspend or terminate, totally or partly, to accept the Mortgagor’s loan application under other Agreements; Suspend or terminate, totally or partly, loan release of trade financing in process;

4.	Declare due immediately, totally or partly, the Mortgagor’s unpaid principal, interests and other payables in connection with loan or trade financing loan under other Agreements ;

5.	Terminate or relieve the Agreement, terminate or relieve other Agreements between the Mortgagor and the Creditor totally or partly;

6.	Require the Mortgagor compensate losses caused to the Creditor resulting from the breach of Agreement;

7.	Enforce the hypothec;

8.	Other measures the Creditor taking for necessary.

Article 17	Rights Reserved

If one party doesn’t exercise the rights according to the provisions hereof totally or partly or require the other party to fulfill and undertake duty and obligation totally or partly, it shall not constitute abandonment to such right or exemption to the other Party’s duty and obligation.

In case one party grant the other party any tolerance, grace period or delay to exercise rights hereof, it shall not affect such party to exercise any rights according to this Agreement, laws and regulations, and it shall not be considered as abandonment to such right as well.

Article 18	Changes, Amendment and Termination

The Agreement is agreed by both two parties, and can be revised or amended in written; any revision or amendment shall be an inseparable part to this Agreement.

Except for otherwise provided by laws and regulations or conventions by parties, the Agreement shall not be terminated before completion of fulfillment of all the rights and duties hereunder.

Except for otherwise provided by laws and regulations or conventions by parties, any invalid provision of the Agreement shall not affect the legal effect of other provisions.

Article 19	Governing Laws and Settlement of Disputes

The Agreement is governed by laws of the People’s Republic of China.

Both parties may first resolve all the disputes and argues through negotiation; if negotiation fails, both parties agree to adopt the same dispute resolution manner as stated in the Principal Agreement.

During the dispute resolution process, if the dispute doesn’t affect the fulfillment of other provisions of the Agreement, other provisions shall continue to be performed.

Article 20	Expenses

Except for otherwise provided by law or parties, the expenses arising from execution and performance of the Agreement and resolution of any dispute (including attorney fees), shall be afforded by the Mortgagor.

Article 21	Attachment

The attachment confirmed by both parties constitutes inseparable part to the Agreement with the same legal effect.

1. Collateral list;
2. Other materials considered necessary by both parties.

Article 22	Others

1.	Without the Mortgagee’s written consent, the Mortgagor shall not transfer any right, duty of the Agreement to a third party.

2.
If the Mortgagee, due to business demand, needs fulfill the rights and duties hereof through assigning other institutions of Bank of China Limited, the Mortgagor shall agrees with such arrangement; such institutions of Bank of China Limited will have authority to implement all the rights hereof and have authority to file a lawsuit to the court or an arbitration to the arbitration body as of disputes arising from or related to the Agreement.

3.	Without affecting other terms and conditions hereof, the Agreement is binding to both parties and their own legal successor and assignee.

4.
Except for otherwise provided, the domicile both parties designated hereof is the correspondence and communication address, and both party commits to inform the other party in written when and if its correspondence and communication address is changed.

5.
All titles and abbreviations within this Agreement are used only for convenience of referral, and shall not be used for the purpose of interpreting the content of the articles or any rights or liabilities of the parties.

Article 23	Agreement Coming Into Effect and the Institution of Right of Mortgage

This Collateral Agreement shall come into effect as soon as the legal representative, manager or authorized representative of both parties signing their names and making the company’s seal; however, if a mortgage registration is required by law, then the Agreement shall enter into force at the date after such registration is completed

The original version of this Agreement shall be in quadruplicate. The parties, the debtor and the registrar of the mortgage shall hold one copy each; each copy shall have the same legal effect.

Mortgagor: Henan Shuncheng Group Coal Coke Co., LTD

Authorized Signatory: [illegible]

Date: June 30, 2009

Mortgagee: Bank of China, Anyang Branch

Authorized Signatory: [illegible]

Date: June 30, 2009

Attachment: Collateral List

No. 2009 Nian 6310517131 Di Zi No. 003

Name Of The Collateral	Quantity	Assessed Value	Ownership/The Use Rights Attribution (Right certificate number)	Location	Registration Authority
Estate: Office building	The first to the fifth floors, and the eighth floors, 8479 square meters in total	¥ 39524000.00
Henan Shuncheng Group Coal Coke Co. ltd., Real estate ownership license: An Yang Shi Fang Quan Zheng Wen Feng Qu Zi No.

1151000952 1151000951
1151000954 1151000953
1151000955
1151000956 from Real estate license of Wenfeng District, Anyang

Number of land use rights
certification: An Wen Guo
Yong (27)
No.42853(2)-1201
No.42853(2)-1202
No.42853(2)-1203
No.42853(2)-1204
No.42853(2)-1205
No.42853(2)-1208
				offices in Ziwei Avenue, Wenfeng District Xingshe Office Building, east of Wenfeng Avenue	Housing Administration of Anyang city
Mortgagor: Henan Shuncheng Group Coal Coke Co., LTD

Authorized Signatory: [illegible]

2009-6-30

Mortgagee: Bank of China, Sub-branch of Anyang

Authorized Signatory: [illegible]

2009-6-30